Exhibit 4.3

FOURTH SUPPLEMENTAL INDENTURE

                 FOURTH SUPPLEMENTAL INDENTURE, dated as of June 23, 2006, to the Indenture, dated as of July 3, 1990, as supplemented by a First Supplemental Indenture, dated as of March 31, 1994, a Second Supplemental Indenture, dated as of July 7, 2000, and a Third Supplemental Indenture, dated as of July 6, 2004, between ArvinMeritor, Inc., an Indiana corporation (“ArvinMeritor”) (successor to Arvin Industries, Inc.), having its principal office at 2135 West Maple Road, Troy, Michigan 48084-7186, and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), an Illinois trust company, as trustee (the “Trustee”), having its corporate trust office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602 (the “Indenture”). All capitalized terms not defined herein are used herein as defined in the Indenture.

                 WHEREAS, on March 23, 1998, ArvinMeritor issued $100,000,000 aggregate principal amount of its 6-3/4% Notes due March 15, 2008, and on March 12, 1999, ArvinMeritor issued $150,000,000 aggregate principal amount of its 7-1/8% Notes due March 15, 2009 (such notes that are issued and outstanding under the Indenture are herein collectively referred to as the “Notes”); and

                 WHEREAS, the Guaranty, dated as of July 6, 2004, by certain subsidiaries of the Company for the benefit of the holders of the Notes has terminated in accordance with its terms in connection with the termination of ArvinMeritor’s existing credit agreement; and

                 WHEREAS, ArvinMeritor has agreed to provide to certain banks, in connection with its new secured credit agreement, guarantees by certain of its subsidiaries of its obligations under such agreement (“Upstream Guarantees”); and

                 WHEREAS, ArvinMeritor desires to provide guarantees, on the same terms as the Upstream Guaranties provided to such banks, for the benefit of the holders of the Notes; and

                 WHEREAS, Section 901 of the Indenture provides that, without the consent of the Holders of any Securities, ArvinMeritor may enter into one or more indentures supplemental to the Indenture for the purpose of making any change that does not adversely affect the interest of the Holders of Securities or for the purpose of adding covenants of the Company for the benefit of Holders of Securities;

                 NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

                     1.        Pursuant to Section 901 of the Indenture, ArvinMeritor and the Trustee hereby supplement the Indenture to incorporate the terms of the Guaranty dated as of June 23, 2006 and executed by certain subsidiaries of ArvinMeritor, in favor of the Trustee for the ratable benefit of the holders of the Notes (the “Guaranty”), a copy of which is attached hereto.

                     2.        The Guaranty may be amended or supplemented to include additional subsidiaries of ArvinMeritor or to add new securities covered thereby, in each case during the term of the Guaranty and in accordance with the terms and conditions of the Guaranty, and the terms of any such amendment or supplement shall be deemed to be incorporated herein.

                     3.        The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein are deemed to be those of ArvinMeritor and not of the Trustee.

                 IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

ARVINMERITOR, INC.
By:	/s/ Mary A. Lehmann

	Name: Title:	Mary A. Lehmann Vice President and Treasurer

BNY MIDWEST TRUST COMPANY, as Trustee
By:	/s/ Roxane Ellwanger

	Name: Title:	Roxane Ellwanger Assistant Vice President

SUBSIDIARY GUARANTY

                 THIS SUBSIDIARY GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of June 23, 2006, by each of the undersigned (the “Initial Guarantors”, and together with any additional subsidiaries which become parties to this Guaranty by executing a Supplement hereto in the form attached hereto as Annex I, the “Subsidiary Guarantors”), in favor of BNY Midwest Trust Company, as Trustee (the “Trustee”) under the Indentures (as defined below), for the benefit of the Holders of Securities heretofore issued thereunder (in each case, as defined in the Indentures). Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Indentures.

WITNESSETH:

                 WHEREAS, ArvinMeritor, Inc., an Indiana corporation (the “Company”), has entered into that certain Credit Agreement, dated as of June 23, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, ArvinMeritor Finance Ireland Ltd., a company organized under the laws of Ireland (the “Subsidiary Borrower” and, together with the Company, the “Borrowers”), the financial institutions from time to time parties thereto as lenders (the “Credit Agreement Lenders”), the Administrative Agent, Citicorp North America, Inc. and UBS Securities LLC, as Syndication Agents, and ABN AMRO Bank N.V., BNP Paribas and Lehman Commercial Paper, Inc., as Documentation Agents, which Credit Agreement provides, subject to the terms and conditions of the Credit Agreement, for extensions of credit and other financial accommodations by the Credit Agreement Lenders to the Borrowers; and

                 WHEREAS, it is a condition precedent to the extensions of credit by the Credit Agreement Lenders under the Credit Agreement that each of the Initial Guarantors execute and deliver a Guaranty (the “Credit Agreement Guaranty”), whereby each of the Initial Guarantors, without limitation and with full recourse, shall guarantee the payment when due of the “Obligations” (as such term is defined in the Credit Agreement); and

                 WHEREAS, (i) on March 7, 2006 and March 16, 2006, the Company issued $300,000,000 aggregate principal amount of its 4.625% Convertible Senior Notes due March 1, 2026 (the “Convertible Notes”) under the Indenture dated as of March 7, 2006 between the Company and BNY Midwest Trust Company, as Trustee (the “2006 Indenture”), (ii) on February 24, 1999, the Company issued $500,000,000 aggregate principal amount of its 6.80% Notes due February 15, 2009; on February 26, 2002, the Company issued $400,000,000 aggregate principal amount if its 8-3/4% Notes due March 1, 2012; on July 1, 2002, the Company issued $200,000,000 aggregate principal amount of its 6-5/8% Notes due June 15, 2007; and on September 30, 2005, the Company issued $252,537,000 aggregate principal amount of its 8.125% Notes due September 15, 2015, in each case under the Indenture dated as of April 1, 1998 between the Company (successor to Meritor Automotive, Inc.) and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as Trustee, as supplemented by a First Supplemental Indenture dated as of July 7, 2000 and a Second Supplemental Indenture dated as of July 6, 2004 (as so supplemented, the “1998 Indenture”), and (iii) on March 23,

1998, the Company issued $100,000,000 aggregate principal amount if its 6-3/4% Notes due March 15, 2008; and on March 12, 1999, the Company issued $150,000,000 aggregate principal amount of its 7-1/8% Notes due March 15, 2009, in each case under the Indenture dated as of July 3, 1990 between the Company (successor to Arvin Industries, Inc.) and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as Trustee, as supplemented by a First Supplemental Indenture dated as of March 31, 1994, a Second Supplemental Indenture dated as of July 7, 2000 and a Third Supplemental Indenture dated as of July 6, 2004 (as so supplemented, the “1990 Indenture” and, together with the 2006 Indenture and the 1998 Indenture, the “Indentures”) (such notes that are issued and outstanding under the Indentures are herein collectively referred to as the “Securities”); and

                 WHEREAS, the Company desires that the Initial Guarantors provide a guaranty on the same terms as the Credit Agreement Guaranty for the benefit of the Holders;

                 NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 Section 1.       Representations and Warranties. Each of the Subsidiary Guarantors represents and warrants to each Holder:

                 (a)        It is a corporation, partnership, limited liability company or other organization duly incorporated or organized, validly existing and in good standing (in jurisdictions where applicable) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to be in good standing or authorized to conduct business would have a material adverse effect on (i) the business, financial condition, operations, performance or properties of the Company and its subsidiaries taken as a whole, (ii) the ability of the Company to pay its obligations under the Indentures and the Securities, or (iii) the validity or enforceability of the Indentures or the Securities or the rights or remedies of the Trustee or the Holders thereunder (hereinafter, a “Material Adverse Effect”).

                 (b)        It has the corporate or other power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate, partnership or limited liability company proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

                 (c)        Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary Guarantor or such Subsidiary Guarantor’s articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement

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to which such Subsidiary Guarantor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien (other than any lien permitted by the Indentures) in, of or on the property of such Subsidiary Guarantor pursuant to the terms of any such indenture, instrument or agreement, except for any such violation, conflict or default as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental authority, or any other third party, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Guaranty, except for those which have been obtained.

                 Section 2.       The Guaranty. Each of the Subsidiary Guarantors hereby unconditionally guarantees, jointly and severally with the other Subsidiary Guarantors, (i) the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of (and premium, if any) (or, in the case of the Convertible Notes, Accreted Principal Amount of) and interest, if any (including, in the case of the Convertible Notes, Additional Interest, if any), on the Securities in accordance with the terms of the Securities and of the Indentures, as applicable, and (ii) the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all of the agreements, conditions, covenants, and obligations of the Company contained in the Indentures (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon failure by the Company to pay punctually any such amount or perform such obligation, each of the Subsidiary Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Indentures or the Securities, as the case may be. Each of the Subsidiary Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

                 Section 3.       Guaranty Unconditional. The obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

             (i)        any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

             (ii)        any modification or amendment of or supplement to the Indentures or the Securities, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

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             (iii)        any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations;

             (iv)        the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Company, any other guarantor of any of the Guaranteed Obligations, the Trustee, any Holder or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

             (v)        the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the collateral, if any, securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Indentures, the Securities or any provision of applicable law or regulation purporting to prohibit the payment of any of the Guaranteed Obligations by the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations;

(vi) the failure of the Trustee to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

             (vii)        the election by, or on behalf of, any one or more of the Holders, in any proceeding instituted under Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

             (viii)        any borrowing or grant of a security interest by the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(ix) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders or the Trustee for repayment of all or any part of the Guaranteed Obligations;

(x) the failure of any other Subsidiary Guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof;

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             (xi)        any other act or omission to act or delay of any kind by the Company, such Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations, the Trustee, any Holder or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder; or

             (xii)        any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations.

                 Section 4.       Discharge; Reinstatement In Certain Circumstances. Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until the earlier to occur of (i) the date when all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash or satisfied in full, as the case may be, or (ii) the date on which such Subsidiary Guarantor is released from liability under the Credit Agreement Guaranty (herein, the “Termination Conditions”). Until one of the Termination Conditions is satisfied, all of the rights and remedies under this Guaranty shall survive. If at any time while this Guaranty is in effect any payment of the principal of (and premium, if any) (or, in the case of the Convertible Notes, the Accreted Principal Amount of) and interest, if any (including, in the case of the Convertible Notes, Additional Interest, if any), on any Securities or any other amount payable or deliverable by the Company or any other party under the Indentures or any Securities are rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

                 Section 5.       General Waivers; Additional Waivers.

                 (a)        General Waivers. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company, such Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations or any other Person.

                 (b)        Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

             (ii)        (A) notice of acceptance hereof; (B) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Trustee to ascertain the amount of the Guaranteed Obligations at any

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reasonable time; (C) notice of any adverse change in the financial condition of the Company or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (D) notice of presentment for payment, demand, protest, and notice thereof as to any Securities; (E) notice of any Event of Default; and (F) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor hereunder) and demands to which each Subsidiary Guarantor might otherwise be entitled;

             (iii)        its right, if any, to require the Trustee and the Holders to institute suit against, or to exhaust any rights and remedies which the Trustee and the Holders now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

             (iv)        (A) any rights to assert against the Trustee and the Holders any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Trustee and the Holders; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Trustee’s and the Holders’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Trustee and the Holders of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Trustee and the Holders by operation of law as a result of the Trustee’s and the Holders’ intervention or omission; or (4) the acceptance by the Trustee and the Holders of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

             (v)        any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Trustee and the Holders; or (b) any election by the Trustee and the Holders under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against the Subsidiary Guarantors.

                 Section 6.       Subrogation; Subordination of Intercompany Indebtedness.

                 (a)        Subrogation. Until one of the Termination Conditions is satisfied, each Subsidiary Guarantor, (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waives any right to enforce any remedy which the Holders or the Trustee now have or may hereafter have against the Company, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or collateral that may from time to time be given to the Holders and the Trustee to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Company to the Holders. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Subsidiary Guarantor may have to prior satisfaction of one of the Termination Conditions, and (B) waives any and all defenses available to a surety, Subsidiary Guarantor or accommodation co-obligor until one of the Termination Conditions is satisfied. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Trustee and the Holders and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Trustee, the Holders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a).

                 (b)        Subordination of Intercompany Indebtedness. Each Subsidiary Guarantor agrees that until one of the Termination Conditions is satisfied, all claims of such Subsidiary Guarantor against the Company, any other Subsidiary Guarantor or any other guarantor of all or any part of the Guaranteed Obligations (each as used in this Section 6(b), an “Obligor”), or against any of its properties, including, without limitation, claims arising from liens or security interests upon property with respect to any such claim owing to such Subsidiary Guarantor (“Intercompany Indebtedness”) held by such Subsidiary Guarantor, shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided, that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing such Subsidiary Guarantor may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from the related Obligor. Should any payment, distribution, security or instrument or proceeds thereof be received by such Subsidiary Guarantor upon or with respect to the Intercompany Indebtedness in contravention of this Section 6(b), prior to satisfaction of one of the Termination Conditions, such Subsidiary Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders and shall forthwith deliver the same to the Trustee, for the benefit of the Holders, in precisely the form received (except for the endorsement or assignment of such Subsidiary Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Subsidiary Guarantor as the property of the Holders. If any Subsidiary Guarantor fails to make any such endorsement or assignment to the Trustee, the Trustee or any of its officers or employees are irrevocably authorized to make the same. Each Subsidiary Guarantor agrees that until one of the Termination Conditions is satisfied, no Subsidiary Guarantor will assign or transfer to any Person any Intercompany Indebtedness.

                 Section 7.       Contribution with Respect to Guaranteed Obligations.

                 (a)        To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Subsidiary Guarantor Payment”) which, taking into account all other Subsidiary Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Subsidiary Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Subsidiary Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Subsidiary Guarantor Payment, then, following the satisfaction of one of the Termination Conditions, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Subsidiary Guarantor Payment.

                 (b)        As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Subsidiary Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                 (c)        This Section 7 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

                 (d)        The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.

                 (e)        The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 7 shall be exercisable upon the satisfaction of one of the Termination Conditions.

                 Section 8.       Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under any of the Indentures or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Company at any time while this Guaranty is in effect, all such amounts otherwise subject to acceleration under the terms of the Indentures or the Securities shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Trustee.

                 Section 9.       Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in each Indenture, with respect to the Trustee at its notice address specified in Section 12.02 of the 2006 Indenture, Section 1.05 of the 1998 Indenture and Section 105 of the 1990 Indenture, and with respect to any Subsidiary Guarantor at the address set forth below or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Trustee in accordance with the provisions of such Sections of the Indentures.

Notice Address for Subsidiary Guarantors: c/o ArvinMeritor, Inc. 2135 West Maple Road Troy, Michigan 48084-7186 Attention: Treasurer Telephone No.: 248-435-1444 Facsimile No.: 248-435-1189

                 Section 10.       No Waivers. No failure or delay by the Trustee or any Holder in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Indentures and the Securities shall be cumulative and not exclusive of any rights or remedies provided by law.

                 Section 11.       Successors and Assigns. This Guaranty is for the benefit of the Trustee and the Holders and their respective successors and permitted assigns. In the event of an assignment of any amounts payable under the Indentures or the Securities in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Subsidiary Guarantors and their respective successors and assigns; provided, that no Subsidiary Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Holders, and any such assignment in violation of this Section 11 shall be null and void.

                 Section 12.       Changes in Writing. Other than in connection with the addition of an additional Subsidiary Guarantor, which shall become a party hereto by executing a Supplement hereto in the form attached as Annex I, or in connection with the addition under this Guaranty, at the Company’s election, of new securities issued by the Company under the 1998 Indenture or such other Indentures as the Company may enter into from time to time, which addition shall not require the consent of the Holders, this Guaranty and any provision hereof may be changed, waived, discharged or terminated only in a writing signed by each of the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Securities then Outstanding (in the case of Securities issued under the 1998 Indenture and the 1990 Indenture) or Accreted Principal Amount of the Securities then outstanding as determined under Section 2.08 of the 2006 Indenture (in the case of the

Convertible Notes) (or each Holder of each of the Securities affected thereby if required pursuant to the terms of Section 10.02 of the 2006 Indenture, Section 9.02 of the 1998 Indenture or Section 902 of the 1990 Indenture).

                 Section 13.       GOVERNING LAW. ANY DISPUTE BETWEEN ANY SUBSIDIARY GUARANTOR AND THE TRUSTEE OR ANY HOLDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG SUCH SUBSIDIARY GUARANTOR, THE TRUSTEE AND THE HOLDERS IN CONNECTION WITH THIS GUARANTY, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE GOVERNING LAWS SPECIFIED IN SECTION 12.08 OF THE 2006 INDENTURE, SECTION 1.12 OF THE 1998 INDENTURE AND SECTION 113 OF THE 1990 INDENTURE.

                 Section 14.       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

                 Section 15.       Expenses of Enforcement, Etc. The Subsidiary Guarantors agree to reimburse the Trustee and the Holders for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Trustee and the Holders), paid or incurred by the Trustee or any Holder in connection with the collection and enforcement of this Guaranty.

                 Section 16.       Setoff. At any time after the occurrence and during the continuance of an Event of Default, each Holder and the Trustee may, without notice to any Subsidiary Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations then due and payable (by acceleration or otherwise) (i) any indebtedness due or to become due from such Holder or the Trustee to any Subsidiary Guarantor, and (ii) any moneys, credits or other property belonging to any Subsidiary Guarantor, at any time held by or coming into the possession of such Holder or the Trustee.

                 Section 17.       Financial Information. Each Subsidiary Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Company, the other Subsidiary Guarantors and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Subsidiary Guarantor hereby agrees that none of the Holders or the Trustee shall have any duty to advise such Subsidiary Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder or the Trustee, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Subsidiary Guarantor, such Holder or the Trustee shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder or the Trustee, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential, (iii) to make any other or future disclosures of such information or any other information to such Subsidiary Guarantor or (iv) to provide any such information to any other Subsidiary Guarantor.

                 Section 18.       Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

                 Section 19.       Merger. This Guaranty represents the final agreement of each of the Subsidiary Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Subsidiary Guarantor and any Holder or the Trustee.

                 Section 20.       Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

                 Section 21.       Counterparts. This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Guaranty by signing any such counterpart.

                 Section 22.       Swedish Guarantors.

                 (a)        Swedish Companies Act. In respect of any Subsidiary Guarantors organized under the laws of Sweden (the “Swedish Guarantors”), the obligations of such Subsidiary Guarantors under this Guaranty shall be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw: aktiebolagslagen) (2005:551) in force from time to time regulating the purpose of a company’s business, prohibited loans and guarantees and distribution of assets (including profits/dividends) (assuming that all steps open to such Subsidiary Guarantors and all its shareholders to authorise its obligations under this Guaranty have been taken) and it is understood that the liability of such Subsidiary Guarantors under this Guaranty only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act. (b) Limitations. In respect of any Swedish Guarantor, this Guaranty shall not apply to Obligations of ArvinMeritor Holdings Mexico, Inc.

                 Section 23.       Luxembourg Guarantors.

                 (a)        Notwithstanding any other provisions of this Guaranty, any other guaranty entered into in connection with the Credit Agreement or as a result of the Credit Agreement, any Indenture or the Securities, in relation to each Guarantor organized under the laws of Luxembourg (the “Luxembourg Guarantor”) the maximum amount payable by that

Luxembourg Guarantor under this Guaranty, any other guaranty entered into in connection with the Credit Agreement or as a result of the Credit Agreement shall at no time exceed the Maximum Amount (as defined below) of that Luxembourg Guarantor.

                 (b)        The “Maximum Amount” of any Luxembourg Guarantor means the aggregate of:

             (i)        the outstanding intercompany loans (including without limitation by way of promissory notes) made directly or indirectly to that Luxembourg Guarantor which have been funded with moneys received by the Borrowers through the issuance of the Securities; and

             (ii)        an amount equal to 85% of the greater of (A) that Luxembourg Guarantor’s Fair Value (as defined below) on the date on which a demand is first made on that Luxembourg Guarantor under this Guaranty after the deduction of any amount payable or paid in accordance with paragraph (i) above and (B) that Luxembourg Guarantor’s Fair Value (as defined below) at the date of this Agreement after the deduction of the amount payable or paid in accordance with paragraph (i) above.

A Luxembourg Guarantor’s “Fair Value” means the market value of the assets of that Luxembourg Guarantor as reasonably determined by the Trustee as at a specific date less all existing liabilities (including tax liabilities) incurred from time to time by that Luxembourg Guarantor and as reflected from time to time in the books of that Luxembourg Guarantor.

                 (c)        The obligations and liabilities of any Luxembourg Guarantor under this Guaranty shall not include any obligation which, if incurred, would constitute either (a) a misuse of corporate assets as defined under Article 171-1 of the Luxembourg Company Act of August 10, 1915, as amended from time to time, (the “Luxembourg Company Act”) or (b) financial assistance.

                 (d)        No Luxembourg Guarantor shall at any time have any liability under this Guaranty to the extent that, if it were so liable, it would contravene any mandatory provision of Luxembourg law.

                 IN WITNESS WHEREOF, the Initial Guarantors have caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

ARVINYL WEST, INC
ARVIN INTERNATIONAL HOLDINGS, LLC
ARVINMERITOR ASSEMBLY, LLC
ARVINMERITOR BRAKE HOLDINGS, INC.
ARVINMERITOR HOLDINGS MEXICO, INC.
ARVINMERITOR OE, LLC
ARVINMERITOR TECHNOLOGY, LLC
ARVIN REPLACEMENT PRODUCTS FINANCE, LLC
EUCLID INDUSTRIES, LLC
GABRIEL EUROPE, INC.
GABRIEL RIDE CONTROL PRODUCTS, INC.
MAREMONT CORPORATION
MAREMONT EXHAUST PRODUCTS, INC.
MERITOR I ACQUISITION CORPORATION
MERITOR HEAVY VEHICLE BRAKING SYSTEMS (U.S.A.), INC.
MERITOR HEAVY VEHICLE SYSTEMS, LLC
MERITOR HEAVY VEHICLE SYSTEMS (MEXICO), INC.
MERITOR HEAVY VEHICLE SYSTEMS (SINGAPORE) PTE., LTD.
MERITOR HEAVY VEHICLE SYSTEMS (VENEZUELA), INC.
MERITOR LIGHT VEHICLE SYSTEMS (SPAIN) INC.
MERITOR MANAGEMENT CORP.
MERITOR TECHNOLOGY, INC.
MERITOR TRANSMISSION CORPORATION
ARVINMERITOR FILTERS OPERATING CO., LLC
ARVINMERITOR FILTERS HOLDING CO., LLC
ARVIN TECHNOLOGIES, INC.
ARVINMERITOR, INC.
ARVIN INDUSTRIES FOREIGN SALES CORPORATION

By:	/s/ Mary A. Lehmann

	Name: Title:	Mary A. Lehmann Vice President and Treasurer

SIGNATURE PAGE TO SUBSIDIARY GUARANTY

ARVINMERITOR B.V.
By:	/s/ Rien Nuijt

	Name: Title:	Rien Nuijt Director

MERITOR HOLDINGS NETHERLANDS B.V.
By:	/s/ Rien Nuijt

	Name: Title:	Rien Nuijt Director

ARVINMERITOR LIMITED
By:	/s/ Rakesh Sachdev

	Name: Title:	Rakesh Sachdev Director

ARVIN EUROPEAN HOLDINGS (UK) LIMITED
By:	/s/ Rakesh Sachdev

	Name: Title:	Rakesh Sachdev Director

ARVINMERITOR SWEDEN AB
By:	/s/ Bradley Arnold

	Name: Title:	Bradley Arnold Director

MERITOR LUXEMBOURG S.A.R.L.
By:	/s/ Colin Reakes

	Name: Title:	Colin Reakes Director

SIGNATURE PAGE TO SUBSIDIARY GUARANTY IN WITNESS whereof the Initial Guarantor has executed this Guaranty as a deed the day and year first above written.

EXECUTED AS A DEED by ARVIN CAYMAN ISLANDS, LTD.	) ) ) ) ) ) )	/s/ Mary A. Lehmann Duly Authorised Signatory Name: Mary A. Lehmann Title: Vice President and Treasurer

in the presence of: /s/ Bonnie Wilkinson

Signature of Witness
Name:	Bonnie Wilkinson

Address:	2135 W. Maple Rd. Troy, MI 48084

Occupation:	attorney

(Note: These details are to be completed in the witness’s own hand writing.)

SIGNATURE PAGE TO SUBSIDIARY GUARANTY IN WITNESS whereof the Initial Guarantor has executed this Guaranty as a deed the day and year first above written.

EXECUTED AS A DEED by MERITOR CAYMAN ISLANDS, LTD.	) ) ) ) ) ) )	/s/ Mary A. Lehmann Duly Authorised Signatory Name: Mary A. Lehmann Title: Vice President and Treasurer

in the presence of: /s/ Bonnie Wilkinson

Signature of Witness
Name:	Bonnie Wilkinson

Address:	2135 W. Maple Rd. Troy, MI 48084

Occupation:	attorney

(Note: These details are to be completed in the witness’s own hand writing.)

SIGNATURE PAGE TO SUBSIDIARY GUARANTY

ANNEX I TO GUARANTY

                 Reference is hereby made to the Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of June 23, 2006, made by certain subsidiaries of ArvinMeritor, Inc., an Indiana corporation (each an “Initial Guarantor”, and together with any additional subsidiaries that become parties to this Guaranty by executing a Supplement thereto in the form attached thereto as Annex I, the “Subsidiary Guarantors”), in favor of BNY Midwest Trust Company, as Trustee, under the Indentures (as defined in the Guaranty) for the benefit of the Holders. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.

                 By its execution below, the undersigned, [NAME OF NEW SUBSIDIARY GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Subsidiary Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto.

                 IN WITNESS WHEREOF, [NAME OF NEW SUBSIDIARY GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this ____ day of ___________, ____.

[NAME OF NEW SUBSIDIARY GUARANTOR] By: ___________________________ Name: Title: